EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated October 28, 2008, relating to the financial statements of Apollo Group, Inc., (which report expresses an unqualified opinion and included an explanatory paragraph relating to Apollo Group Inc.’s adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109) and the effectiveness of Apollo Group Inc’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Apollo Group, Inc. for the fiscal year ended August 31, 2008.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
June 29, 2009